IAS ENERGY, INC. ACQUIRES OPTION TO PURCHASE UP TO 100%
INTEREST IN POWER TELECOM LIMITED FOR SHARES AND CASH

October 23, 2007 – IAS Energy, Inc. (OTCBB: IASCA) is pleased to announce that an option agreement was signed today to acquire up to a 100% interest in Power Telecom Limited of Hong Kong. In order to acquire the 100% interest IAS Energy, Inc. will issue 50 million shares and invest US$650,000 cash in Power Telecom Limited. Power Telecom Limited owns the rights to the Chinese web site www.video1314.com.

Video1314.com is currently a Chinese Web 2.0 platform similar to YouTube (www.youtube.com). Video1314’s Chinese platform will be expanded and has plans to launch across Asia in Japanese, Korean and English. The cash invested by IAS will allow Power Telecom to expand Video1314’s business line.

Video1314 will grow its business to offer photo, audio sharing and a marketplace to buy and sell goods for its members. Video1314 focuses on three main areas:

  Free online photo, video and audio sharing,
  A marketplace to buy and sell goods using video, photo and audio technologies
  High resolution TV programs that can be watched over the Internet

Samuel Kam, Vice President of Internet Development, states, “Video1314.com’s goal is to become the premier and leading Web 2.0 platform and entertainment portal throughout Greater China and Asia. Currently the project has passed the beta stages and has been viewable on the web since March 2007, attracting thousands of users daily. With the additional funds we will be able to increase the success of the project.”

Pursuant to Video1314.com’s business, plan prepared by Samuel Kam, Vice President of Internet Development, for www.video1314.com reports the following details for the Company:

The Technology: In addition to its unique Web 2.0 features, Video1314 will operate Points of Presence (PoPs) across Asia with servers distributed across locations in Hong Kong, Taiwan, Shanghai, Shenzhen, Tokyo, and Seoul, enabling a high-speed Web 2.0 platform for its users.

Marketing: With a target market of over 162 million Internet users in China and over 459 million Internet users in Asia, Video1314 will provide localized web interfaces in various Asian languages, focusing on user friendliness and winning features. Combining user friendliness, ease of use and a chance to sell goods or services freely using video, photo and audio technologies, Video1314 plans to be one of the most widely used sites in China and Asia.

Business Operation: Besides focusing on video, photo, audio sharing and a marketplace, Video1314 is also setting its sights on the future of Internet TV. Video1314.com hopes to be the premier choice of all major advertisers moving from traditional TV advertising to Internet advertising. Video1314’s prospects of adding syndicated programming can be very high once its user base has grown into the millions. Video1314’s systems can offer pre-roll and post rolling of TV-like ads in the videos.

The site has attracted over a million visitors since March 2007. Today, there are over 10,000 video clips in 18 video channels that consist of sports, music, food and many others.

Video1314 divides its revenue lines into the following key categories:

  Package Advertising; Silver, Gold, Platinum through banners or ad areas
  Video Advertising (watermark, before and after video)
  Third party advertising sources such as Adbrite, Yahoo and Google

John Robertson, President of IAS Energy, Inc., states, “The Internet has progressed significantly in the past six years since the burst of the Internet bubble. Today, we are seeing a tremendous convergence across different platforms with web, audio, video and TV. Moving away from the traditional dotcom models, we are seeing the movement towards Web 2.0 platforms in form of user interaction.”

Closing of the transaction is subject to appropriate due diligence by IAS.

ON BEHALF OF THE BOARD OF DIRECTORS

“John Robertson”

John Robertson
President

Forward-Looking Statements

Statements in this press release regarding IAS Energy, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements.

Contact:
John Robertson, President
800-665-4616